              As Filed with the Securities and Exchange Commission
                               on January 2, 1997

                           Registration No. 333-13219

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 1
                                  on FORM S-8
                                       to
                                    FORM S-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 *

                                ---------------

                       WESTINGHOUSE ELECTRIC CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------

        PENNSYLVANIA                                    25-0877540
(State or other jurisdiction)                        (I.R.S. Employer
of incorporation or organization)                   Identification No.)

                               11 Stanwix Street
                         Pittsburgh, Pennsylvania 15222
              (Address of Registrant's principal executive offices)

    Amended and Restated Infinity Boadcasting Corporation Stock Option Plan
                    WCK Acquisition Corp. Stock Option Plan
                    Infinity Boadcasting Corporation Warrant
                       Certificate No. 2 to Mel Karmazin
                             (Full title of plans)

                            Louis J. Briskman, Esq.
                           Senior Vice President and
                                General Counsel
                       Westinghouse Electric Corporation
                               11 Stanwix Street
                         Pittsburgh, Pennsylvania 15222
                                 (412) 244-2300
              (Name, address, and telephone number, including area
                          code, of agent for service)

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC PROMPTLY AFTER FILING OF THIS POST-EFFECTIVE AMENDMENT.

* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described herein. See "Introductory Statement"

                             INTRODUCTORY STATEMENT

     Westinghouse Electric Corporation ("Westinghouse" or the "Company") hereby amends its Registration Statement on Form S-4 (No. 333-13219) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 21,510,674 shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock") issuable upon the exercise of stock options and warrants granted under The Amended and Restated Infinity Broadcasting Corporation Stock Option Plan, The Acquisition Corp. Stock Option Plan and the Infinity Broadcasting Corporation Warrant Certificate No. 3 to Mel Karmazin (collectively, the "Plans").

     On December 31, 1996, R Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Westinghouse, was merged with and into Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"). As a result of such merger (the "Merger"), Infinity became a wholly owned subsidiary of Westinghouse and each outstanding share (other than shares owned by Westinghouse or Infinity or their subsidiaries) of Class A Common Stock ("Class A Common"), par value $.002 per share, and Class B Common Stock, $.002 par value per share ("Class B Common" and together with Class A Common, "Infinity Common Stock") has been converted into 1.71 shares of Westinghouse Common Stock. In addition, each outstanding option and warrant issued pursuant to the Plans will no longer be exercisable for shares of Infinity Common Stock, but instead, will constitute an option or warrant, to acquire, on substantially the same terms and conditions as were applicable under such option or warrant immediately prior to consummation of the Merger that number of shares of Westinghouse Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Infinity Common Stock for which such option or warrant was theretofore exercisable and (y) 1.71. The exercise price for each option or warrant shall be equal to the exercise price per share for such option or warrant immediately prior to the effective time of the Merger divided by 1.71.

     The designation of the Post-Effective Amendment as Registration No. 333-13219 denotes that the Post-Effective Amendment relates only to the shares of Westinghouse Common Stock issuable on the exercise of stock options or warrants under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, each as filed by Westinghouse with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

         (c) The Company's Current Reports on Form 8-K reporting events on January 9, 1996, February 8, 1996, April 19, 1996, May 2, 1996, June 5,
     1996, June 10, 1996, June 20, 1996, August 6, 1996, September 19, 1996,
     November 4, 1996, November 13, 1996 and December 31, 1996.

         (d) The Company's Current Report on Form 8-K/A dated February 6, 1996.

         (e) Description of the Company's Common Stock contained in its Registration Statement on Form 10 filed pursuant to the Exchange Act on May 15, 1935, as amended or updated pursuant to the Exchange Act.


         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares covered hereby have been sold or which deregisters all such shares then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities

         Not applicable.


     Item 5. Interests of Named Experts and Counsel


         The validity of the Westinghouse Common Stock being offered hereby has been passed upon by Louis J. Briskman, Senior Vice President and General Counsel of Westinghouse. As of the Westinghouse Record Date (as defined in the Form S-4), Mr. Briskman beneficially owned 240,385 shares of Westinghouse Common Stock (including 238,490 shares issuable upon the exercise of stock options that are exercisable within 60 days of the Westinghouse Record Date).

     Item 6. Indemnification of Directors and Officers

         Section 1741 of the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the BCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation provided that indemnification shall not be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 of the BCL provides that to the extent a representative of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending a Proceeding may be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct of recklessness.

         The Company provides for indemnification of its directors and officers pursuant to Article ELEVENTH of the Restated Articles of Incorporation of the Company and Article XVII of the By-laws of the Company. Article ELEVENTH of the Restated Articles and Article XVII of the By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, the Company shall indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against the Company). Under Article XVII, the Company shall also advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, the Company receives an undertaking to repay such amounts if it is ultimately determined that such person is not to be indemnified under such Article. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled. Article XVII of the By-laws provides that the right of a director or officer to such indemnification and advancement of expenses shall be a contract right and further provides procedures for the enforcement of such right.

         The Company has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company or its subsidiaries as directors and officers.


     Item 7. Exemption from Registration Claimed


         Not applicable.

     Item 8. Exhibits


     Exhibit No.                Description
     -----------                -----------
     4.1                        Restated Articles of Incorporation of the Company
                                as amended to December 13, 1996.

     4.2                        By-laws of the Company, as amended to
                                September 25, 1996 (incorporated by reference to
                                Exhibit 4.2 to the Company's Registration
                                Statement on Form S-4 filed October 22, 1996).


     4.3                        Rights Agreement (incorporated by reference to
                                Exhibit 1 to Form 8-K filed on January 9, 1996).

     4.4                        Amended and Restated Infinity Broadcasting
                                Corporation Stock Option Plan.

     4.5                        The WCK Acquisition Corp. Stock Option Plan

      4.6                       Infinity Broadcasting Corporation Warrant Certificate
                                No. 3 to Mel Karmazin.

      5                         Opinion of Louis J. Briskman, Senior Vice President
                                and General Counsel, as to the legality of the
                                securities being registered.

     23.1                       Consent of Counsel -- contained in opinion filed as
                                Exhibit 5.

     23.2                       Consent of Price Waterhouse LLP.

     *24                        Powers of Attorney.


     Item 9. Undertakings

         The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Ex

     --------------------

     * Previously filed.

     change Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:


         (e) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provi-sions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Westinghouse Electric Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 2nd day of January, 1997.


                                   Westinghouse Electric Corporation


                                   By: /s/ LOUIS J. BRISKMAN
                                      -------------------------
                                       Louis J. Briskman
                                       Senior Vice President and
                                       General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 2, 1997 in the capacities indicated:


     Signature                                            Title
                *                                         Chairman and Chief Executive
     -------------------------                            Officer (principal executive
     (Michael H. Jordan)                                  officer) and Director


                *                                         Vice Chairman and President and
     -------------------------                            Director
     (Gary M. Clark)

                *                                         Executive Vice President and
     -------------------------                            Chief Financial Officer
     (Frederic G. Reynolds)                               (principal financial officer)

     /s/ CAROL V. SAVAGE                                  Vice President and Chief
     -------------------------                            Accounting Officer
     (Carol V. Savage)                                    (principal accounting officer)


                *
     -------------------------                            Director
     (Frank C. Carlucci)


                *
     -------------------------                            Director
     (Robert E. Cawthorn)


                *
     -------------------------                            Director
     (George H. Conrades)


                *
     -------------------------                            Director
     (William H. Gray III)


                *
     -------------------------                            Director
     (David K. P. Li)


                *
     -------------------------                            Director
     (David T. McLaughlin)


                *
     -------------------------                            Director
     (Richard R. Pivirotto)


                *
     -------------------------                            Director
     (Paula Stern)


                *
     -------------------------                            Director
     (Robert D. Walter)


                          *By: /s/ LOUIS J. BRISKMAN
                              ------------------------
                              Louis J. Briskman
                              Attorney-in-Fact